Exhibit 4.3

THE LINCOLN ELECTRIC COMPANY

RESTORATION PLAN

(Effective January 1, 2017)

THE LINCOLN ELECTRIC COMPANY

RESTORATION PLAN

The Lincoln Electric Company (the “Company”) hereby adopts The Lincoln Electric Company Restoration Plan (the “Plan”) to read as set forth herein.

ARTICLE I

PREFACE

SECTION 1.1 Effective Date. The effective date of this Plan is January 1, 2017.

SECTION 1.2 Purpose of the Plan. The purpose of this Plan is to provide for certain Employees the benefits they would have received under The Lincoln Electric Company Employee Savings Plan (or other Employer sponsored savings plan) but for the dollar limitation on compensation imposed under Section 401(a)(17) of the Code.

SECTION 1.3 Intentions. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees and is subject to, and intended to comply with, Section 409A of the Code and regulations thereunder and other applicable laws.

ARTICLE II

DEFINITIONS

Except as otherwise defined in this Plan, words and phrases used herein with initial capital letters that are defined in The Lincoln Electric Company Employee Savings Plan, as it may be amended from time to time, or any successor thereto, shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. The following words and phrases shall have the following respective meanings for purposes of this Plan (without regard to their definition under The Lincoln Electric Company Employee Savings Plan, unless otherwise specifically provided):

SECTION 2.1 Account shall mean the bookkeeping record maintained by the Employer in accordance with Section 4.6 showing a Participant’s interest under the Plan.

SECTION 2.2 Beneficiary shall mean the person or persons designated by the Participant as his or her Beneficiary under this Plan, in accordance with the provisions of Article VI.

SECTION 2.3 Company shall mean The Lincoln Electric Company.

SECTION 2.4 Compensation shall mean an Employee’s “Compensation” as defined in the Savings Plan without regard to the Compensation Limitation, plus the Employee’s deferrals, if any, of “Base Salary” and “Bonuses” under the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, as the terms “Base Salary” and “Bonuses” are defined in such 2005 Deferred Compensation Plan for Executives.

SECTION 2.5 Compensation Limitation shall mean the maximum dollar amount of compensation that may be taken into account under the Savings Plan pursuant to Section 401(a)(17) of the Code for a particular Plan Year.

SECTION 2.6 Change in Control Event shall mean an event described in Section 6.7 of the Plan.

SECTION 2.7 Employer shall mean the Company and any other Controlled Group Member designated as a participating employer under the Plan by the Administrative Committee for the Savings Plan. An Employer that ceases to exist, ceases to be a Controlled Group Member, or withdraws from the Plan shall no longer be an Employer.

SECTION 2.8 Excess Matching Contribution Benefit shall mean the benefit described in Section 4.1.

SECTION 2.9 Excess Matching Contribution Eligible Employee shall mean an Employee described in Section 3.1.

SECTION 2.10 Excess Matching Contribution Sub-Account shall mean the Sub-Account described in Section 4.1.

SECTION 2.11 Excess Nonelective Contribution Benefit shall mean the benefit described in Section 4.2.

SECTION 2.12 Excess Nonelective Contribution Eligible Employee shall mean an Employee described in Section 3.2.

SECTION 2.13 Excess Nonelective Contribution Sub-Account shall mean the Sub-Account described in Section 4.2.

SECTION 2.14 Excess Retirement Benefit or Benefits shall mean individually or collectively the Excess Matching Contribution Benefit, the Excess Nonelective Contribution Benefit and the Excess Transitional Contribution Benefit.

SECTION 2.15 Excess Retirement Benefit Eligible Employee shall mean an Employee of an Employer who is an Excess Matching Contribution Eligible Employee, an Excess Nonelective Contribution Eligible Employee or an Excess Transitional Contribution Eligible Employee.

SECTION 2.16 Excess Transitional Contribution Benefit shall mean the benefit described in Section 4.3.

SECTION 2.17 Excess Transitional Contribution Eligible Employee shall mean an Employee described in Section 3.3.

SECTION 2.18 Excess Transitional Contribution Sub-Account shall mean the Sub-Account described in Section 4.3.

SECTION 2.19 Holdings shall mean Lincoln Electric Holdings, Inc.

SECTION 2.20 Other 401(k) Plan shall mean a defined contribution plan, other than the Savings Plan, maintained by an Employer that is qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

SECTION 2.21 Participant shall mean an Excess Retirement Benefit Eligible Employee or former Excess Retirement Benefit Eligible Employee who has an Account under the Plan.

SECTION 2.22 Plan shall mean The Lincoln Electric Company Restoration Plan, as herein set forth, and as amended from time to time.

SECTION 2.23 Plan Administrator shall mean the Company.

SECTION 2.24 Plan Year shall mean the calendar year.

SECTION 2.25 Retirement shall mean a Separation From Service that occurs on or after the date the Participant attains age 55.

SECTION 2.26 Savings Plan shall mean The Lincoln Electric Company Employee Savings Plan, as amended and restated effective January 1, 2017, and as the same may be amended from time to time, or any successor thereto.

SECTION 2.27 Separation from Service shall mean a separation from service, as defined in the 409A Guidance, with the Employer and all Controlled Group Members.

SECTION 2.28 Unforeseeable Emergency shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

SECTION 2.29 409A Guidance shall have the meaning set forth in Section 8.11(a).

ARTICLE III

PARTICIPATION

SECTION 3.1 Excess Matching Contribution Eligible Employees. An Employee of an Employer, who is designated by the Administrative Committee for participation in the Plan, shall become an Excess Matching Contribution Eligible Employee for a Plan Year on the date in such Plan Year that he or she satisfies the following conditions:

(a) he or she is eligible to make elective deferrals and has satisfied the eligibility conditions to receive matching employer contributions under the Savings Plan or Other 401(k) Plan, as applicable (without regard to whether he or she actually makes such elective deferrals or receives such matching employer contributions), and

(b) his or her Compensation for the Plan Year exceeds the Compensation Limitation.

Such an Employee shall continue to be an Excess Matching Contribution Eligible Employee for each Plan Year or portion thereof that he or she satisfies the preceding conditions.

SECTION 3.2 Excess Nonelective Contribution Eligible Employees. An Employee of an Employer, who is designated by the Administrative Committee for participation in the Plan, shall become an Excess Nonelective Contribution Eligible Employee for a Plan Year on the date in such Plan Year that he or she satisfies the following conditions:

(a) he or she has satisfied the eligibility conditions to receive nonelective employer contributions under the Savings Plan or Other 401(k) Plan, as applicable, and

(b) his or her Compensation for the Plan Year exceeds the Compensation Limitation.

Such an Employee shall continue to be an Excess Nonelective Contribution Eligible Employee for each Plan Year or portion thereof that he or she satisfies the preceding conditions.

SECTION 3.3 Excess Transitional Contribution Eligible Employees. An Employee of an Employer shall become an Excess Transitional Contribution Eligible Employee on January 1, 2017 if he or she satisfies the following conditions:

(a) he or she is a Transitional Contribution Participant under the Savings Plan, and

(b) his or her Compensation for the Plan Year exceeds the Compensation Limitation.

Such an Employee shall continue to be an Excess Transitional Contribution Eligible Employee for each Plan Year or portion thereof commencing on or after January 1, 2017 that he or she satisfies the preceding conditions.

ARTICLE IV

EXCESS RETIREMENT BENEFITS

SECTION 4.1 Excess Matching Contribution Benefit. The Employer shall establish and maintain on its books a Sub-Account (the “Excess Matching Contribution Sub-Account”) for each Employee who is an Excess Matching Contribution Eligible Employee. For each Plan Year or portion thereof that an Employee is an Excess Matching Contribution Eligible Employee, the Employer shall credit to his or her Excess Matching Contribution Sub-Account an amount equal to (a) three (3) percent (or in the case of an Employee eligible to participate in an Other 401(k) Plan, the percentage designated by the Administrative Committee) of the Employee’s Compensation for the Plan Year that was earned while eligible to receive matching employer contributions under the Savings Plan or Other 401(k) Plan, minus (b) the maximum amount of matching employer contributions that could have been made to the Savings Plan or Other 401(k) Plan on behalf of the Excess Matching Contribution Eligible Employee for such Plan Year if such Employee had elected under the Savings Plan to defer the maximum amount of compensation (as defined in the Savings Plan or Other 401(k) Plan) that would be subject to matching employer contributions under the Savings Plan or Other 401(k) Plan (the “Excess Matching Contribution Benefit”). An Excess Matching Contribution Eligible Employee shall cease to be eligible to receive the Excess Matching Contribution Benefit with respect to his or her Compensation at the same time that such Excess Matching Contribution Eligible Employee ceases to be eligible to receive matching employer contributions under the Savings Plan or Other 401(k) Plan.

SECTION 4.2 Excess Nonelective Contribution Benefit. The Employer shall establish and maintain on its books a Sub-Account (the “Excess Nonelective Contribution Sub-Account”) for each Employee who is an Excess Nonelective Contribution Eligible Employee. For each Plan Year or portion thereof that an Employee is an Excess Nonelective Contribution Eligible Employee, the Employer shall credit to his or her Excess Nonelective Contribution Sub-Account an amount equal to three (3) percent (or in the case of an Employee who is eligible to participate in an Other 401(k) Plan, the percentage designated by the Administrative Committee) of the Participant’s Compensation for the Plan Year that was earned while eligible to receive nonelective employer contributions under the Savings Plan or Other 401(k) Plan and that is in excess of the Compensation Limitation (the “Excess Nonelective Contribution Benefit”). An Excess Nonelective Contribution Eligible Employee shall cease to be eligible to receive the Excess Nonelective Contribution Benefit with respect to his or her Compensation at the same time that such Excess Nonelective Contribution Eligible Employee ceases to be eligible to receive nonelective employer contributions under the Savings Plan or Other 401(k) Plan.

SECTION 4.3 Excess Transitional Contribution Benefit. The Employer shall establish and maintain on its books a Sub-Account (the “Excess Transitional Contribution Sub-Account”) for each Employee who is an Excess Transitional Contribution Eligible Employee. For each Plan Year or portion thereof that an Employee is an Excess Transitional Contribution Eligible Employee, the Employer shall credit to his or her Excess Transitional Contribution Sub-Account an amount equal to six (6) percent of the Participant’s Compensation for the Plan Year that was earned while a Transitional Contribution Participant under the Savings Plan and that is in excess of the Compensation Limitation (the “Excess Transitional Contribution Benefit”). An Excess Transitional Contribution Eligible Employee shall cease to be eligible to receive the Excess Transitional Contribution Benefit with respect to his or her Compensation at the same time that such Excess Transitional Contribution Eligible Employee ceases to be a Transitional Contribution Participant under the Savings Plan.

SECTION 4.4 Payroll Taxes. The Plan Administrator may determine, in its sole and exclusive discretion, to deduct from the contributions otherwise to be credited to the Sub-Accounts of a Participant for a Plan Year an amount necessary to pay any related payroll taxes.

SECTION 4.5 Annual Determination. The determination of whether an Employee is an Excess Matching Contribution Eligible Employee, an Excess Nonelective Contribution Eligible Employee or an Excess Transitional Contribution Eligible Employee shall be made for each Plan Year. Once an amount is credited to the Account of an Excess Retirement Benefit Eligible Employee, such Excess Retirement Benefit Eligible Employee shall continue to be a Participant (whether or not any amounts are later credited to his or her Account) until his or her Account is distributed pursuant to Article VI or VII.

SECTION 4.6 Participant’s Account. The Employer shall establish and maintain on its books an Account for each Excess Retirement Benefits Eligible Employee which shall be subdivided and shall reflect, to the extent applicable, the Excess Retirement Benefits Eligible Employee’s Excess Matching Employer Contribution Sub-Account, Excess Nonelective Contribution Sub-Account and Excess Transitional Contribution Sub-Account. Contributions made pursuant to this Article IV shall be allocated to such Sub-Accounts at such time or times as the Employer shall determined in its sole discretion, but not less frequently than annually. The Employer shall maintain for each Account and each Sub-Account thereunder separate records showing the amount of contributions thereto, distributions therefrom and the amount of income, expenses, gains and losses attributable thereto. The interest of each Participant in the Plan shall at any time consist of the amount credited to his or her Account. The Employer may delegate to another person any of the recordkeeping duties required by this Article IV.

SECTION 4.7 Deemed Investments.

(a) Deemed Investment of Accounts. The Plan Administrator shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under the Savings Plan. Each Participant shall designate the investment vehicle(s) in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Administrator. The Company or any other Employer shall be under no obligation to acquire or invest in any of the deemed investment vehicle(s) under this Section 4.7(a), and any acquisition of or investment in a deemed investment vehicle by the Company or an Employer shall be made in the name of the Company or the Employer and shall remain the sole property of the Company or the Employer. The Plan Administrator shall also establish from time to time a default fund into which a Participant’s Account shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this Section 4.7(a). Until otherwise changed, such default fund shall be the applicable investment vehicle determined pursuant to the terms of the Savings Plan’s default investment provisions.

(b) Changes in Elections; Transfers Among Funds. During a Plan Year, a Participant may change the investment vehicle in which his or her Account shall be deemed to be invested according to the procedures developed by the Plan Administrator. A Participant may also elect to transfer amounts credited to his or her Account from any deemed investment vehicle to any other deemed investment vehicle, according to the procedures developed by the Plan Administrator. The Plan Administrator may establish any limitations on the frequency with which Participants may make, and the timing of, investment designations and transfer elections under this Section 4.7(b) as the Plan Administrator may determine necessary or appropriate from time to time, including limitations related to frequent trading, market timing activities and restrictions on executive officer trading.

(c) Periodic Account Adjustments. Each Account shall be adjusted from time to time at such intervals as determined by the Plan Administrator until the entire amount credited to the Account has been distributed to the Participant or his or her Beneficiary. The amount of the adjustment shall equal the amount that each Participant’s Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for such period.

ARTICLE V

VESTING

SECTION 5.1 Vesting. A Participant shall be 100% vested in his or her Excess Matching Employer Contributions Sub-Account, his or her Excess Nonelective Contributions Sub-Account and his or her Excess Transitional Contribution Sub-Account.

ARTICLE VI

DISTRIBUTION OF BENEFITS

SECTION 6.1 Separation from Service Prior to Age 55. Amounts credited to a Participant’s Account at the time of the Participant’s Separation from Service (other than by reason of death) prior to his or her attainment of age 55 shall be paid in full in the form of a lump sum payment on the first business day of the seventh month immediately following the date on which the Participant incurs such Separation from Service.

SECTION 6.2 Separation from Service upon Retirement.

(a) Prior to the beginning of each Plan Year for which it is anticipated that an Employee will be an Excess Retirement Benefit Eligible Employee (as determined by the Plan Administrator), the Employee may elect to have any Excess Retirement Benefit credited to his or her Account for such Plan Year, which is payable at the time of his or her Retirement (other than by reason of his or her death), paid in the form of (i) a lump sum payment on the first business day of the seventh month immediately following the date of his or her Retirement, or (ii) substantially equal annual installments for a period of not less than two nor greater than 15 years (as elected by the Employee) commencing with the first business day of the seventh month immediately following the date of his or her Retirement. The election of an Employee for a Plan Year shall be void if the Employee is not an Excess Retirement Benefit Eligible Employee for such Plan Year. If for a Plan Year an Excess Retirement Benefit Eligible Employee fails to elect the form of payment applicable to his or her Excess Retirement Benefit credited to his or her Account for such Plan Year, he or she shall be deemed to have elected a lump sum payment on the first business day of the seventh month immediately following the date of his or her Retirement. Any election made by a Participant pursuant to this Section 6.2(a) shall be made in writing by executing such form(s) as the Plan Administrator shall from time to time prescribe or through any other method designated by the Plan Administrator and must be made no later than the end of the calendar year preceding the Plan Year or Plan Years for which the election applies. For purposes of this Article VI, a series of installment payments shall be treated as a single payment and not as a series of separate payments.

(b) Any election made or deemed made pursuant to Section 6.2(a) with respect to Excess Retirement Benefits credited to a Participant’s Account for any Plan Year shall be binding as of the first day of the Plan Year for which such election applies. However, in accordance with procedures developed by the Plan Administrator, a Participant may change the time or form of payment provided in Section 6.2(a) with respect to Excess Retirement Benefits credited to the Participant’s Account for a Plan Year and payable on his or her Retirement, provided that subsequent changes to the time or form of payment of Excess Retirement Benefits credited to the Participant’s Account for a Plan Year and payable on Retirement shall not be effective unless the change election satisfies the following requirements:

(i) the change will not be effective until at least twelve months after the date on which the Participant files the election with the Plan Administrator in the manner prescribed by the Plan Administrator;

(ii) the change must be made at least twelve (12) months prior to the due date for the payment as provided in Section 6.2(a); and

(iii) the change must provide that the payment be deferred for a period of not less than five years from the due date of the payment as provided in Section 6.2(a).

The Administrative Committee may impose such other restrictions and limitations on subsequent changes to a time or form of payment election as it determines appropriate.

SECTION 6.3 Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. A Participant must designate a single Beneficiary (or set of Beneficiaries) for all collective Sub-Accounts hereunder. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant for his or her Account shall be his or her Beneficiary under the Savings Plan. A person designated by a Participant as his or her Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to an Excess Retirement Benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provides for a different allocation.

SECTION 6.4 Change in Beneficiary. A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator on a form prescribed by the Plan Administrator and any change shall be effective only if received by the Plan Administrator prior to the death of the Participant.

SECTION 6.5 Distribution to Beneficiaries. If a Participant’s death occurs prior to the payment of his or her entire Account under Section 6.1 or 6.2 (whether or not his or her death occurs before or after his or her Separation from Service), the amounts credited to the Participant’s Account at the time of the Participant’s death shall be paid in full to the Participant’s Beneficiary in the form of a lump sum payment as soon as practicable following the Participant’s death.

SECTION 6.6 Distributions on Account of an Unforeseeable Emergency: A Participant (including a Participant who has had a Separation from Service but whose Account has not commenced to be distributed) may, in the Plan Administrator’s sole discretion and according to the procedures developed by the Plan Administrator in accordance with the 409A Guidance, receive a distribution of all or any part of the amounts credited to the Participant’s Account in the case of an Unforeseeable Emergency. A Participant requesting a payment pursuant to this Section shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of such Unforeseeable Emergency, and the amount of the payment needed to satisfy the same (including taxes reasonably anticipated as a result of the distribution). If the Plan Administrator determines that a distribution should be made to a Participant under this Section 6.6, such distribution shall be made within 30 days after the Plan Administrator’s determination of the existence of such Unforeseeable Emergency and the amount of distribution so needed.

SECTION 6.7 Distribution upon a Change in Control Event under Section 409A of the Code. Notwithstanding any other provisions of the Plan to the contrary, as soon as possible following a “change in the ownership” or “change in the effective control” of Holdings or an Employer or a “change in the ownership of a substantial portion of the assets” of Holdings or an Employer, each within the meaning of the 409A Guidance (a “Change in Control Event”), but in no event later than 30 days following such Change in Control Event, a lump sum payment shall be made of the entire Account (or the remainder of the Account) of (a) in the case of a Change in Control Event with respect to Holdings, each Participant under the Plan and (b) in the case of a Change in Control Event with respect to an Employer, each Participant who was employed by the Employer immediately prior to the Change in Control event.

SECTION 6.8 Acceleration of Distributions. Notwithstanding any provisions of the Plan to the contrary, the time for payment or the schedule of any payment with respect to a Participant’s Account as provided under the Plan shall not be accelerated (within the meaning of the Section 409A Guidance) except as follows:

(a) To the extent necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code), the Plan may permit the acceleration of the time or schedule of a payment of a Participant’s Account;

(b) The Plan may permit acceleration of the time for payment or schedule of a payment with respect to a Participant’s Account in order to (i) pay the Federal Insurance Contributions Act (“FICA”) tax imposed under sections 3101 and 3121(v)(2) of the Code on compensation deferred under the plan (the “FICA Amount”), (ii) pay the income tax at source on wages imposed under section 3401 of the Code on the FICA Amount, and (iii) pay the additional income tax at source on wages attributable to the pyramiding of section 3401 wages and taxes, provided that the total payment permissible under this acceleration provision shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount; and

(c) The Plan may permit acceleration of the time for payment or schedule of a payment with respect to a Participant’s Account in such other circumstances as prescribed in the 409A Guidance and in accordance with such 409A Guidance.

SECTION 6.9 Distributions of Amounts Not Deductible Under Section 162(m) of the Code. Notwithstanding any provisions of the Plan to the contrary, no amount may be distributed from the Plan if the Plan Administrator reasonably anticipates that such amount would not be deductible under Section l62(m) of the Code, as determined by the Plan Administrator in its sole discretion, and in accordance with the 409A Guidance.

SECTION 6.10 Distributions of Amounts Deemed Includable in Gross Income. Notwithstanding any provisions of the Plan to the contrary, if at any time a court or the Internal Revenue Service determines that an amount in a Participant’s Account is includable in the gross income of the Participant and subject to tax, the Plan Administrator may, in its sole discretion, and in accordance with the 409A Guidance, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.

SECTION 6.11 Distributions of Amounts in Violation of Securities Laws. Notwithstanding any provisions of the Plan to the contrary, a payment under the Plan may be delayed if the Plan Administrator reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law, in the Plan Administrator’s sole discretion, and in accordance with the 409A Guidance, provided that the payment is made on the earliest date at which the Plan Administrator reasonably anticipates that the making of the payment will not cause such violation.

ARTICLE VII

ADMINISTRATION OF PLAN

SECTION 7.1 Administration.

(a) In general. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the

Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make findings (including factual findings) with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants, Beneficiaries or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular Employee is an Excess Retirement Benefit Eligible Employee, and (ii) to determine if a person is entitled to Excess Retirement Benefits hereunder and, if so, the amount of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 7.3 and 7.4 hereof.

(b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Excess Retirement Benefits, to a named administrator or administrators.

SECTION 7.2 Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or the 409A Guidance. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 7.3 and 7.4 hereof, be final and binding on all persons.

SECTION 7.3 Claims Procedures. The Plan Administrator shall determine the rights of any person to any Excess Retirement Benefits hereunder. Any person who believes that he or she has not received the Excess Retirement Benefit or Benefits to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing.

A written denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a) the specific reasons for the denial;

(b) specific references to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review).

A claimant whose claim is denied (or his or her duly authorized representative) may within 60 days after receipt of denial of a claim file with the Plan Administrator a written request for a review of such claim. If the claimant does not file a request for review of his or her claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim. If such an appeal is so filed within such 60 day period, the Plan Administrator or a person designated by the Plan Administrator shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his or her claim and to submit issues and comments in writing. For this purpose, any person designated by the Plan Administrator shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 7.1(a).

The Plan Administrator or the person designated by the Plan Administrator shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

SECTION 7.4 Revocability of Action/Recovery. Any action taken by the Plan Administrator with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person, and acceptance of any Excess Retirement Benefit under the Plan constitutes acceptance of, and agreement to, the Plan Administrator’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him or her.

SECTION 7.5 Amendment. The Company (with the approval of the Compensation and Executive Development Committee of the Board Directors of Holdings), in its sole discretion, may at any time and in any manner amend any or all of the provisions of this Plan, provided that, without the prior written consent of the affected Participant, no such amendment may reduce the amount of any Participant’s Excess Retirement Benefits as of the date of such amendment. Any amendment shall be in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

SECTION 7.6 Termination. The Company (with the approval of the Compensation and Executive Development Committee of the Board of Directors of Holdings), in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such termination may reduce the amount of any Participant’s Excess Retirement Benefits as of the date of such termination. Notwithstanding the preceding sentence, the Company (with the approval of the Compensation Committee of the Board of Directors of Holdings), in its sole discretion, may terminate this Plan to the extent and in the circumstances described in Treasury Regulation Section 1.409A-3(j)(4)(ix) or any successor provision. Any termination shall be expressed in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants at a time determined by the Plan Administrator. In the event of such termination, the Company may require the immediate payment of all Excess Retirement Benefits accrued hereunder in the form of a single lump sum payment.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Liability of Company. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company or an Employer and any Participant, Beneficiary or any other person.

SECTION 8.2 Limitation on Rights of Participants and Beneficiaries - No Lien. The Plan is designed to be an unfunded, nonqualified plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company or an Employer. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of the Company, an Employer or any Controlled Group Member. The Company or an Employer shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company or an Employer for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company, an Employer or any Controlled Group Member prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and any Employer. The Plan constitutes a mere promise by the Company or an Employer to make benefit payments in the future. Nothing contained in the Plan shall constitute a guaranty by the Company, an Employer or any other entity that the assets of the Company, any Employer or the Controlled Group Members will be sufficient to pay any benefit hereunder. It is the intention of the Company and each Employer that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

SECTION 8.3 No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of an Employer solely at the will of the Employer subject to discharge at any time, with or without cause.

SECTION 8.4 Facility of Payment. If an Excess Retirement Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Plan Administrator, in its sole discretion, may direct payment of such Excess Retirement Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Excess Retirement Benefit. Such distribution shall completely discharge the Company, the Employers and all Controlled Group Members from all liability with respect to such Excess Retirement Benefit.

SECTION 8.5 Assignment. No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, the Plan Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all or a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

SECTION 8.6 Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

SECTION 8.7 Effect on other Benefits. Benefits payable to or with respect to a Participant under the Savings Plan, Other 401(k) Plan or any other Company or Employer-sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.

SECTION 8.8 Liability for Payment/Expenses. Each Employer shall be liable for the payment of the Excess Retirement Benefits that are payable hereunder to Participants who are employees of such Employer. Expenses of administering the Plan shall be paid by the Company.

SECTION 8.9 Unclaimed Benefit. Each Participant shall keep the Plan Administrator informed of his or her current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant or Beneficiary is not made known to the Plan Administrator by the end of the calendar year in which any payment to the Participant or Beneficiary is due hereunder, the Plan Administrator shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

SECTION 8.10 Limitations on Liability. No liability shall attach to or be incurred by the Plan Administrator or any member of the Company or Employer or its Controlled Group under or by reason of the terms, conditions and provisions contained in the Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of the Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by the Participant and by any and all persons claiming under or through the Participant or any other person. Such waiver and release shall be conclusively evidenced by any act of participation in or the acceptance of benefits under the Plan.

SECTION 8.11 Section 409A of the Code.

(a) It is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any Excess Retirement Benefit payable hereunder in a taxable year that is prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. It is intended that the Plan shall be administered in a manner that will comply with Section 409A of the Code, including regulations or any other formal guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively, the “409A Guidance”).

(b) Except as permitted under Section 409A of the Code, any amounts payable to a Participant or Beneficiary or for a Participant’s or Beneficiary’s benefit under this Plan may not be reduced by, or offset against, any amount owing by the Participant or Beneficiary to the Company or any of its Controlled Group Members.

(c) Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date under Article VI shall be made on the date specified or as soon as administratively practicable thereafter. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her Beneficiary, a payment will be treated as made on the specified date for purposes of Section 409A of the Code if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.

(d) Notwithstanding any provision of this Plan to the contrary, the Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant or Beneficiary shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or Beneficiary or for such Participant’s or Beneficiary’s account in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Controlled Group Members shall have any obligation to indemnify or otherwise hold a Participant or Beneficiary harmless from any or all of such taxes or penalties.

(e) For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” “permitted by the 409A Guidance,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

SECTION 8.12 Withholding of Taxes. The Plan Administrator may withhold or cause to be withheld from any amounts payable under this Plan all federal, state, local and other taxes as shall be legally required; provided, however, that the Plan Administrator, in its sole discretion, may determine not to withhold or cause to be withheld such taxes from any amounts payable under this Plan to a Participant who is a non-resident of the State of Ohio, provided, that such Participant submits a tax withholding indemnification agreement (in the form prescribed by the Plan Administrator) to the Plan Administrator no later than thirty (30) days prior to the Participant’s Separation from Service.

SECTION 8.13 Accounts Subject to the Holdings’ Recovery of Funds Policy. Notwithstanding anything in this Plan to the contrary, the Participants’ Accounts shall be subject to Recovery of Funds Policy of Holdings, as it may be in effect from time to time, including, without limitation, the provisions of such Policy required by Section 10D of the Securities and Exchange Act of 1934 and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which common shares of Holdings may be traded.

SECTION 8.14 Successors and Assigns The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successor and assigns, and the Participants, Beneficiaries, heirs, legal representatives and assigns.

SECTION 8.15 Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Ohio, except where preempted by federal law.

EXECUTED this         day of December, 2016.

THE LINCOLN ELECTRIC COMPANY

By:
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